EXHIBIT 99.1

Consolidated Container Company LLC Announces Proposed Debt Refinancing

Atlanta, GA. (April 29, 2004)—Consolidated Container Company LLC (the “Company”) announced today that it is seeking to refinance debt outstanding under its existing senior credit facilities. The refinancing is expected to be completed with the proceeds from an institutional private placement of $170 million of senior secured notes due in 2009, a $200 million senior secured term loan facility due in 2008 and a capital contribution of $45 million from its parent company, Consolidated Container Holdings LLC, reflecting the proceeds of its sale of preferred stock to its existing members, including affiliates of Vestar Capital Partners III, L.P. and Dean Foods Company. In connection with the refinancing, the Company also expects to enter into a $45 million senior secured revolving credit facility. The refinancing is expected to close in May 2004, subject to market and other customary closing conditions.

The senior secured notes will be secured on a second-lien basis and will rank equally with all of the Company’s existing and future senior obligations and will rank senior to all of the Company’s existing and future subordinated indebtedness. The notes will be guaranteed by all of the Company’s domestic subsidiaries. The Company expects that it will be permitted under the indenture governing the senior secured notes, at its option, to pay interest on the notes with additional notes, in lieu of cash, for the first three years.

This press release shall not constitute an offer to sell, nor a solicitation of an offer to buy any securities of Consolidated Container Company. The senior secured notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons under Regulation S of the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release may contain “forward-looking statements” under the Securities Act and the Securities Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of companies in our industry and for the senior secured notes in particular. There can be no assurance that the proposed refinancing will be completed as described herein or on any other terms.